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                                                                    EXHIBIT 10.7





                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                      AMERICABLE INTERNATIONAL MAINE, INC.

                                      AND

                    FRONTIERVISION OPERATING PARTNERS, L.P.


                                  DATED AS OF


                               FEBRUARY 27, 1996
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                            ASSET PURCHASE AGREEMENT


        This Asset Purchase Agreement (the "Agreement") is made as of the 27th day of February, 1996, by and between AMERICABLE INTERNATIONAL MAINE, INC., a Maine corporation ("Seller"), and FRONTIERVISION OPERATING PARTNERS, L.P., a Delaware limited partnership ("Buyer").



                                R E C I T A L S:

        A. Seller is engaged in the business of providing cable television service to subscribers in and around the geographic areas of St. Francis, St. John, Allagash, Canton, Addison, Harrington, Columbia Falls, Trenton, Glenburn, Levant, Denmark and Sebago, in the State of Maine, pursuant to the Franchises described in Schedule 5.12 hereto.

        B. Buyer desires to purchase and Seller desires to sell the assets of Seller designated in this Agreement used or held for use in connection with that business, upon the terms and subject to the conditions set forth in this Agreement.

        NOW THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants, promises and agreements contained herein and intending to be bound legally hereby, the parties agree as follows:



                                  ARTICLE I

1.  DEFINITIONS.


                 "ACCOUNTS RECEIVABLE" shall mean all accounts receivable of Seller representing amounts earned by Seller in connection with its operations of the Business through the Adjustment Time, except those certain accounts receivable of Seller described in Schedule 1.1.

                 "ADJUSTMENT TIME" shall have the meaning set forth in Section 3.2.

                 "AFFILIATE" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.


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                 "ASSETS" shall mean all properties, privileges, rights,
interests and claims, real and personal, tangible and intangible, of every type and description that are owned or leased by Seller and used or held for use in the Business, including Accounts Receivable, Franchises and other Governmental Permits, Intangibles, Seller Contracts, Equipment and Real Property and Seller's records, files and data related to the Business and operations of the Systems, including maps, plans, diagrams, engineering data, blueprints, schematics, filings with Governmental Authorities and computer disks and tapes, technical information and equipment warranties, if any, all books and records relating to the Business or operations of the Systems, including executed copies of the Seller Contracts, subject to the right of Seller to copy such books and records and to have such books and records made available to Seller for a reasonable period, not to exceed three years from the Closing Date, but excluding any Excluded Assets and any Assets disposed of by Seller prior to the Closing Date in compliance with this Agreement.

                 "ASSUMED LIABILITIES" shall have the meaning set forth in
Section 4.1.

                 "BASIC SERVICE" shall mean the lowest level of cable television service offered by each of the Systems which includes broadcast and satellite service programming for which a subscriber served by each such System pays a fixed monthly fee to Seller.

                 "BASIC SUBSCRIBER RATE" shall mean, with respect to each System, the applicable standard monthly service fees and charges imposed by Seller for Basic Service (exclusive of Pay TV and any charges for additional outlets and installation fees and revenues derived from the rental of converters, remote control devices and other like charges for equipment), as set forth on Schedule 5.13(b).

                 "BASIC SUBSCRIBERS" shall mean, with respect to each System, the number of single family households (exclusive of "additional outlets" or "second outlets," as such terms are commonly understood in the cable television industry, and exclusive of Bulk Subscribers) who (i) subscribe to Basic Service at the Basic Subscriber Rate; (ii) have paid for at least two months' Basic Service at the Basic Subscriber Rate, (iii) have no outstanding balance more than two billing periods past due from the earliest date for which Basic Service has been provided, (iv) have not requested disconnection for any reason, and (v) were not solicited by Seller within 90 days prior to the date of determination of the number of Subscribers by any promotions or by offers of discounts other than those described on Schedule 5.22.

                 "BEST OF BUYER'S KNOWLEDGE" shall mean the knowledge of FrontierVision Operating Partners, L.P.

                 "BEST OF SELLER'S KNOWLEDGE" shall mean the knowledge of Americable International Maine, Inc.

                 "BULK SUBSCRIBERS" shall mean, with respect to each System, the quotient of (x) the aggregate bulk rate revenues for that System derived for the calendar month preceding the date of





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determination from the provision of Basic Service (excluding any revenues in excess of a single month's charges for any account, any installation or other non-recurring charge, any charge for equipment and any pass-through charge, such as those for sales taxes and line-itemized franchise fees) to bulk accounts that have (i) paid for at least two months' Basic Service; (ii) have no outstanding balance more than two billing periods past due from the earliest date for which service has been provided, (iii) have not requested disconnection for any reason, and (iv) were not solicited by Seller within 90 days prior to the date of determination of the number of Bulk Subscribers by any promotions or by offers of discounts other than those described on Schedule 5.22, divided by (y) the Basic Subscriber Rate for that System.

                 "BUSINESS" shall mean the cable television business conducted by Seller on the date of this Agreement, including the operation of the Systems pursuant to the Franchises.

                 "BUSINESS DAY" shall mean any day other than Saturday, Sunday or a day on which banking institutions in Miami, Florida are required or authorized to be closed.

                 "CABLE ACT" shall have the meaning set forth in Section
5.11(d).

                 "CLOSING" shall mean the consummation of the transactions contemplated by this Agreement, as described in Article II.

                 "CLOSING DATE" shall mean the date on which the Closing occurs.

                 "CLOSING PERIOD" shall mean the three calendar month period ending on the Closing Date.

                 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "COMMUNICATIONS ACT" shall have the meaning set forth in
Section 5.11(c).

                 "CONSENTS" shall mean any registration with, consent or approval of, notice to, or action by any Person, Franchising Authority or other Governmental Authority required to permit the transfer of the Assets to Buyer or permit Seller to perform any of its other obligations under this Agreement or permit Buyer to conduct the Business, including those set forth on Schedule 5.3(a).

                 "COPYRIGHT ACT" shall mean Title 17 of the United States Code, as amended, and all rules and regulations thereunder.

                 "ENCUMBRANCE" shall mean any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).





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                 "ENVIRONMENTAL LAW" means the Comprehensive Environmental
Response Compensation and Liability Act of 1980, 42 U.S.C. Section 6601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., or the Community Right to Know Act, 42 U.S.C. Section 11001, et seq., all as amended, and any other law, rule or regulation of any federal, state or local government (or agency thereof) concerning the release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                 "EQUIPMENT" shall mean all electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles and other tangible personal property owned, leased, used or held for use by Seller in connection with the Business, including the items described on Schedule 5.7.

                 "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended.

                 "ESCROW AGENT" shall mean Colorado National Bank, N.A.

                 "ESCROW AGREEMENT" shall mean the Escrow Agreement among Seller, Buyer and the Escrow Agent dated the date of this Agreement, substantially in the form attached as Exhibit A.

                 "EXCHANGE ACT" shall mean the Securities and Exchange Act of 1934, as amended.

                 "EXCLUDED ASSETS" shall have the meaning set forth in Section 4.2.

                 "EXCLUDED LIABILITIES" shall have the meaning set forth in
Section 4.1(b).

                 "EXHIBITS" shall mean the exhibits prepared and delivered pursuant to this Agreement.

                 "FCC" shall have the meaning set forth in Section 5.11(c).

                 "FINAL ADJUSTMENTS REPORT" shall have the meaning set forth in
Section 3.4(b).

                 "FRANCHISE" shall have the meaning set forth in Section
5.12(a).

                 "FRANCHISE AREAS" shall mean those geographic areas in which Seller provides cable television service pursuant to a Franchise granted by a Governmental Authority.

                 "FRANCHISING AUTHORITY" shall have the meaning set forth in
Section 5.12(a).





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                 "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America on the date of this Agreement.

                 "GOVERNMENTAL AUTHORITY" shall mean any of the following and shall include Franchising Authorities: (a) the United States of America; (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); or (c) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

                 "GOVERNMENTAL PERMITS" shall mean all Franchises, authorizations, permits, certificates, licenses, easements, registrations, leases, variances and similar rights obtained from any Governmental Authority which authorize, or are required in connection with, the operation of the Business, including those described on Schedule 5.11(b).

                 "HAZARDOUS SUBSTANCES" shall mean any substance heretofore designated as "hazardous" or "toxic", including, without limitation, petroleum and petroleum related substances, or having characteristics identified as "hazardous" or "toxic" under any Environmental Law.

                 "HOMES PASSED" shall mean, with respect to each System, the total of (a) the number of single family residences capable of being serviced without further line construction, (b) the number of units in multi-family residential buildings capable of being serviced without further line construction and (c) commercial units that are now serviced.

                 "HSR ACT" shall have the meaning set forth in Section 7.5.

                 "INDEMNITY ESCROW AGREEMENT" shall mean the Indemnity Escrow Agreement to be entered into at Closing among Buyer, Seller and Escrow Agent, substantially in the form attached as Exhibit B.

                 "INTANGIBLES" shall mean all general intangibles, including subscriber lists, claims (excluding any claims relating to Excluded Assets), patents, copyrights and goodwill, if any, owned, used or held for use by Seller in connection with the Business.

                 "IRS" shall mean the Internal Revenue Service.

                 "LEGAL REQUIREMENTS" shall mean any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Franchising Authority or other Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                 "PAY TV" shall mean premium programming services selected by and sold to subscribers of a System for monthly fees in addition to the fee for Basic Services.





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                 "PERMITTED ENCUMBRANCES" shall mean the following: (a) liens for taxes, assessments and governmental charges not yet due and payable; (b) rights reserved to any Governmental Authority to regulate the affected property; (c) as to Leased Assets, interests of lessors and Encumbrances affecting the interests of the lessors; (d) the encumbrances described on
Schedule 5.5; and (e) any Legal Requirements, liens, easements, rights-of-way, servitudes, permits, leases or restrictions that do not in any material respect, individually or in the aggregate, affect or impair the value or use of the affected Asset.

                 "PERSON" shall mean any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                 "PRELIMINARY ADJUSTMENTS REPORT" shall have the meaning set forth in Section 3.4(a).

                 "PRIME RATE" shall mean the rate of interest publicly announced from time to time by The Chase Manhattan Bank, N.A. at its principal office in New York as its prime rate.

                 "PURCHASE PRICE" shall have the meaning set forth in Section
3.1.

                 "REAL PROPERTY" shall mean all interests in real property (including, to the extent applicable, improvements, fixtures, appurtenances and easements) used or held for use by Seller in connection with the Business, including the leasehold interests described on Schedule 5.6.

                 "REGULATORY REQUIREMENT" shall mean any filing required pursuant to the Securities Act, the Exchange Act, the HSR Act, state securities laws (including, but not limited to, state "blue sky" laws) and state corporate laws (including, but not limited to, takeover statutes).

                 "REQUIRED CONSENTS" shall mean the Consents designated as such on Schedule 5.3(a) by an asterisk.

                 "SCHEDULES" shall mean the schedules prepared and delivered pursuant to this Agreement.

                 "SEC" shall mean the Securities and Exchange Commission.

                 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                 "SELLER CONTRACTS" shall means all contracts, agreements, and leases other than those that are Governmental Permits or Franchises to which Seller is a party and which pertain to the ownership, operation or maintenance of the Assets or the Business, including those described on Schedule 5.14.

                 "SUBSCRIBER" shall mean a Basic Subscriber or a Bulk Subscriber, and "Subscribers" shall mean Basic Subscribers and Bulk Subscribers collectively.





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                 "SYSTEM" shall mean each of the cable television reception and distribution systems of Seller operated in the conduct of the Business, consisting of one or more headends, subscriber drops and associated electronic and other equipment, and which is, or is capable of being without modification, operated as an independent system without interconnections to other systems, as set forth on Schedule 5.13(b), collectively the "Systems".

                 "TAKING" shall have the meaning set forth in Section 7.7(b).

                 "TAX RETURN" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

                 "TAXES" shall mean all taxes, charges, fees, liens, imposts, duties or other assessments including, without limitation, income, withholding, excise, employment, property, sales, franchise, use and gross receipt taxes, imposed by the United States or any state, county, local or foreign government or any subdivision thereof; such term shall also include any interest, penalties or additions attributable to such assessments.

                 "TERMINATION DATE" shall mean July 12, 1996.

                 "WARN ACT" shall mean the Worker Adjustment and Retaining Notification Act.



                                   ARTICLE II

2.   PURCHASE AND SALE OF ASSETS.

        2.1 PURCHASE AND SALE OF ASSETS. Subject to the satisfaction of the conditions to each party's obligations hereunder as set forth in Articles VIII and IX (or, with respect to any condition not satisfied, the waiver thereof by the party or parties for whose benefit the condition exists), Seller shall sell, assign, transfer and deliver to Buyer, free and clear of all Encumbrances of any kind or nature other than Permitted Encumbrances, all of its rights, title and interest in, and Buyer shall purchase, acquire, accept and pay for, the Assets.

        2.2 TIME AND PLACE OF CLOSING. Subject to the terms and conditions of this Agreement, the Closing shall take place at 10:00 a.m. (Eastern Time) on a date specified by notice from Buyer to Seller (but shall not in any event be prior to the satisfaction or waiver of the conditions to Closing as set forth in Sections 8.2, 8.7, 9.2 and 9.7), at such place and/or at such other time as the parties may agree; provided, however, the date specified in such notice shall not be less than 10 or more than 30 days after Seller delivers a notice to Buyer that the conditions specified in Sections 8.2, 8.7 and 9.2 have been satisfied or waived (unless the Termination Date would occur within such 10 day





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period, in which event Buyer shall have the right to designate any date prior to the Termination Date as the date of Closing). Seller shall deliver a notice that the conditions of closing specified in said Sections have been satisfied or waived in accordance with the preceding sentence within 15 days after such time. At the Closing, the parties shall deliver the documents contemplated to be delivered in Articles VIII and IX of this Agreement.



                                  ARTICLE III

3.               CONSIDERATION.

                 3.1 CONSIDERATION FOR THE ASSETS; PAYMENT OF PURCHASE PRICE. (A) The aggregate consideration for the Assets shall consist of (i) an amount equal to Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000), subject to proration as set forth in Section 3.2 and adjustment as set forth in
Section 3.3 (the "PURCHASE PRICE") and (ii) the assumption by Buyer of the Assumed Liabilities. On the Closing Date, Buyer shall pay or cause to be paid to Seller or Seller's designee the Purchase Price, less (i) the amount paid to Seller as provided in Section 3.1(b) below, and (ii) the Indemnity Escrow Deposit, in cash by means of a wire transfer or interbank transfer in immediately available funds to an account designated by Seller in writing.

                 (b) Concurrently with the execution and delivery of this Agreement, Buyer shall deposit the amount of Two Hundred Thirty Seven Thousand Five Hundred Dollars ($237,500) (the "Escrow Deposit") by means of a wire or interbank transfer in immediately available funds in an account designated by the Escrow Agent in writing. The Escrow Deposit shall be held, administered and distributed for the respective benefits of the parties hereto in accordance with the terms of this Agreement and the Escrow Agreement to be entered into concurrently with the execution and delivery of this Agreement. If the purchase contemplated herein is consummated, at Closing Seller and Buyer shall direct the Escrow Agent to disburse the Escrow Deposit (together with the interest and earnings thereon) to Seller, or Seller's designee, in accordance with the procedures set forth in the Escrow Agreement. If the purchase contemplated herein is not consummated, Seller and Buyer shall direct the Escrow Agent to disburse the Escrow Deposit (together with the interest and earnings thereon) in accordance with Section 10.3 or 10.4, as applicable, in accordance with the procedures set forth in the Escrow Agreement.

                 (c) At Closing, Buyer shall deposit the amount of $100,000 (the "Indemnity Escrow Amount") by means of a wire or interbank transfer of immediately available funds in an account designated by the Escrow Agent in writing, to be held, administered and distributed in accordance with the terms of this Agreement and the Indemnity Escrow Agreement.

                 3.2 PURCHASE PRICE PRORATIONS. (a) All revenues (other than Accounts Receivable being purchased by Buyer hereunder) and all expenses arising from the operation of the Business up until 12.01 a.m. on the Closing Date (the "ADJUSTMENT TIME"), including, but not limited to, pole rental





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fees, rental or other charges payable in respect of the Seller Contracts assigned to Buyer at Closing, sales and use taxes payable with respect to cable television service and equipment which shall not include sales or use taxes arising out of the consummation of the transaction contemplated hereunder, power and utility charges, real and personal property taxes and assessments levied against the Assets, applicable franchise, copyright or other fees, sales and service charges, and other prepaid and deferred items shall be prorated between Buyer and Seller as of the Adjustment Time in accordance with GAAP and the principle that Seller shall receive all revenues (other than Accounts Receivable being purchased by Buyer hereunder) and shall be responsible for all expenses, costs and liabilities allocable to the period prior to the Adjustment Time. All employee-related expenses and benefits through the Closing Date shall be the sole responsibility of Seller in accordance with the provisions of
Section 7.3.

        (b) With respect to any revenue which a party is entitled to receive pursuant to subsection (a) above but has not or will not receive, a charge shall be deemed against the other party in the amount of any such revenue. With respect to any cost or expense which a party is obligated to pay pursuant to subsection (a) above but has not or will not pay, a charge shall be deemed against such party in the amount of any such cost or expense. If the aggregate charges allocated to Seller as set forth in this Section 3.2(b) exceed the aggregate charges allocated to Buyer as set forth in this Section 3.2(b), the Purchase Price shall be decreased by an amount equal to the difference between the aggregate charges allocated to Seller and the aggregate charges allocated to Buyer. If the aggregate charges allocated to Buyer as set forth in this Section 3.2(b) exceed the aggregate charges allocated to Seller as set forth in this Section 3.2(b), the Purchase Price shall be increased by an amount equal to the difference between the aggregate charges allocated to Buyer and the aggregate charges allocated to Seller.

        3.3 PURCHASE PRICE ADJUSTMENTS. (a) The Purchase Price shall be increased by an amount equal to the aggregate of the following:

        (i) 100% of the face amount of all Accounts Receivable which, as of the Closing Date, are outstanding for a period of not more than 30 days from the day for which service was first provided, 75% of the face amount of all Accounts Receivable which, as of the Closing Date, are outstanding for a period more than 30 days but less than 60 days from the day for which service was first provided, and 0% of the face amount of all other Accounts Receivable.

        (ii) to the extent not included in the prorations to the Purchase Price as set forth in Section 3.2, the dollar amount of all advance payments to, or deposits with, third parties relating to the Business, which, as of the Closing Date, are for the account of Seller or are security for Seller's performance of its obligations under any agreement relating to the Business or any Assets, including without limitation, deposits made with lessors and deposits for utilities. Notwithstanding any other provision in this Agreement to the contrary, no adjustment shall be made with respect to any such advance payment or deposit which is included in the Excluded Assets, and any such advance payments and deposits for which a Purchase Price adjustment is made in Seller's favor pursuant to





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
the preceding sentence shall be included in the Assets transferred to Buyer pursuant to this Agreement and shall not be an Excluded Asset.

        (b) The Purchase Price shall be decreased by an amount equal to, to the extent not included in the prorations to the Purchase Price as set forth in Section 3.2, the dollar amount of the remaining balance, as the Closing Date, of all advance payments to, or monies of third parties on deposit with, Seller relating to the Business, including advance payments and deposits by customers served by the business for converters, encoders, decoders, cable service and related sales.

        (c) If Buyer elects to consummate the acquisition contemplated by this Agreement notwithstanding that (i) Total Systems Revenue (as determined as described below) is less than $282,000 and/or (ii) the actual number of Subscribers serviced by all of the Systems is less than 3,153 on the Closing Date, then, subject to Section 3.3(d) below, the Purchase Price shall be reduced by the greater of (A) $4,750,000 multiplied by ($282,000 minus Total Systems Revenue) divided by $282,000) or (B) $1,507 multiplied by (3,153 minus the actual number of Subscribers on the Closing Date). The adjustment to the Purchase Price contemplated by the preceding sentence is sometimes referred to herein as the "Revenue Adjustment."

        For purposes of determining the Revenue Adjustment, except as contemplated by the immediately succeeding sentence, the term "Total Systems Revenue" shall mean total revenues generated by the Systems on a consolidated basis for the Closing Period and determined in accordance with GAAP. For purposes of preparing the Preliminary Adjustments Report (as described below) and Section 8.6, Total Systems Revenue shall be estimated on the basis of total revenues generated during the first two months of the Closing Period and, for the purpose of such estimation, shall be deemed to be that amount which is 150% of the total revenues generated by the Systems on a consolidated basis during such first two months of the Closing Period. For purposes of determining the Revenue Adjustment, the number of Subscribers shall be the sum of the number of Basic Subscribers on the Closing Date for all Systems plus the number of Bulk Subscribers on the Closing Date for all Systems.

        (d) Notwithstanding Section 3.3(c), except as contemplated in the following sentence, Seller shall in no event be required to consummate the sale contemplated by this Agreement if the Revenue Adjustment exceeds $237,500. Notwithstanding the preceding sentence, if Seller elects not to close pursuant to the preceding sentence, then Buyer may elect to waive the Revenue Adjustment to the extent it exceeds $237,500, in which event, pursuant to Section 3.3(c), the Purchase Price shall be reduced by $237,500 and Seller shall be required to consummate the sale contemplated by this Agreement in accordance with the provisions of this Agreement. Nothing in Sections 3.3(c) or (d) shall be interpreted to affect or limit any other adjustments to the Purchase Price contemplated by this Agreement.

        3.4 PRELIMINARY AND FINAL SETTLEMENTS. Preliminary and final adjustment to the Purchase Price will be determined as follows:





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        (a)      At least five (5) Business Days prior to the Closing Date,
Seller will deliver to Buyer a report (the "PRELIMINARY ADJUSTMENTS REPORT"), prepared in good faith and on a reasonable basis, setting forth in reasonable detail a pro forma determination as of the Closing Date of the prorations set forth in Section 3.2 and the adjustments set forth in Section 3.3. The Preliminary Adjustments Report shall be certified by an authorized representative of the Seller to be true, complete and correct as of the date it is delivered. Together with the Preliminary Adjustments Report, Seller shall deliver to Buyer such supporting documents as Buyer shall reasonably request, including without limitation copies of Seller's income statement with respect to the Systems on a consolidated basis for the first two calendar months of the Closing Period and Seller's balance sheet as at the last day of such two calendar months, copies of Seller's most recent accounts receivable aging reports, schedules of liabilities and subscriber lists and copies of any other written information used in or relied upon in making the proposed prorations and Purchase Price adjustments and preparing the Preliminary Adjustments Report. Buyer shall have the right to review, question and dispute in good faith the prorations and adjustments set forth in the Preliminary Adjustments Report. If Buyer does raise questions regarding any prorations or adjustments, Buyer and Seller shall negotiate in good faith to resolve all such questions; provided that any of the foregoing prorations and adjustments which is not capable of final calculation or which is not finally resolved between Buyer and Seller in good faith negotiations by the Closing Date shall be settled after Closing in the manner set forth below in subsections (b), (c) and (d) of this
Section 3.4.

        (b) Within 45 days after the Closing Date, Seller shall deliver to Buyer, (i) copies of Seller's income statements with respect to the Systems on a consolidated basis for the Closing Period and Seller's balance sheets with respect to the Systems on a consolidated basis as at the last day of the Closing Period, (ii) copies of Seller's schedules of liabilities with respect to the Systems as at the day immediately preceding the Closing Date, and (iii) a complete list of all Subscribers as at the Closing Date. Not later than 45 days after Buyer's receipt thereof, Buyer will deliver to Seller a report (the "Final Adjustments Report") prepared in good faith and on a reasonable basis, setting forth in reasonable detail a final determination of the prorations set forth in Section 3.2 and the adjustments set forth in Section 3.3. The Final Adjustments Report shall make such changes to the Preliminary Adjustments Report as are necessary to cover those prorations or adjustments which (i) were estimated or were not calculated as of the Adjustment Time or Closing Date, as applicable (including Total Systems Revenue) in the Preliminary Adjustments Report or which were otherwise not finally resolved between Buyer and Seller as described in subsection (a) of this Section 3.4; or (ii) which otherwise require adjustment. The Final Adjustments Report shall be certified by an authorized representative of Buyer to be true, complete and correct as of the date it is delivered.

        Buyer shall provide Seller with reasonable access to all records which Buyer has in its possession and which are necessary for Buyer to prepare the Final Adjustments Report.

        (c) Within 30 days after receipt of the Final Adjustments Report, Seller shall review the Final Adjustments Report and notify Buyer whether or not Seller accepts all or any of the prorations and adjustments set forth on the Final Adjustments Report. If Seller accepts the Final Adjustments Report with respect to all prorations and adjustments contained therein, Buyer or Seller, as appropriate, shall, within five (5) Business Days of such acceptance, make the following payments: (i) if the Purchase Price calculated based on the Final Adjustments Report is greater than the Purchase Price calculated based on the Preliminary Adjustments Report, Buyer shall pay such difference to Seller in cash by wire or interbank transfer in immediately available funds, or (ii) if the Purchase Price calculated based on the Final Adjustments Report is less than the Purchase Price calculated based on the Preliminary Adjustments Report, Seller shall pay such difference to Buyer in cash by wire or interbank transfer in immediately available funds. In the event any payment required by this
Section 3.4(c) is not made when due, Seller or Buyer, as appropriate, shall make the payment required by this Section 3.4(c) with interest accruing from the date such payment was due at the Prime Rate plus 5%.

                 (d) If Seller in good faith objects to any prorations and/or adjustments set forth on the Final Adjustments Report, Seller shall give notice thereof to Buyer within 30 days after receipt of the Final Adjustments Report, specifying in reasonable detail the nature and extent of such disagreement and Buyer and Seller shall have a period of 30 days from Buyer's receipt of such notice in which to resolve such disagreement. If Buyer and Seller are unable to resolve all disputed matters within such 30 day period, either the Buyer or Seller may elect to submit the disputed matters to Daniels & Associates. The determination of all disputed matters pursuant to the preceding sentence shall be final and binding on the parties and the fees and expenses of Daniels & Associates, including fees and costs of any independent certified public accountants retained and hired by Daniels & Associates in this matter, shall be borne by Seller and Buyer in the proportion to the amount by which the determination of all matters varies from the positions of Buyer and Seller on all matters. If no notice of objection is received by Buyer within 30 days after receipt by Seller of the Final Adjustments Report, it shall be deemed that Seller has accepted the Final Adjustments Report with respect to all items set forth therein and within three (3) Business Days after the expiration of such 30 day period Buyer or Seller, as appropriate, shall make the payments described in Section 3.4(c).

                 3.5 DISPUTED LIABILITIES. If a proration or adjustment to the Purchase Price is made in Buyer's favor for any liability assumed by Buyer but is in good faith being contested by Seller at the Closing Date, and if Buyer is relieved of this liability, Buyer shall pay to Seller or its designee in cash (by means of wire or interbank transfer in immediately available funds) an amount equal to the unpaid portion of this liability within five (5) Business Days after the date Buyer is relieved of this liability. In the event any payment required by this Section 3.5 is not made by Buyer when due, Buyer shall make the payment required by this Section 3.5 with interest accruing from the date such payment was due at the Prime Rate plus 5%.

                 3.6 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the classes of assets, as follows: (i) $3,900,000 shall be allocated to fixed assets; (ii) $100,000 shall be allocated to the Covenant Not-To-Compete contemplated by Section 7.15 of this Agreement; and
(iii) the balance of the Purchase Price (as adjusted per the Agreement) shall be allocated to intangible assets. After the Closing, Seller and Buyer shall cooperate in the preparation, execution and filings with the IRS of all information returns and supplements thereto required to be filed by the parties under Section 1060 of the Code relating to the allocation of such considerations, and Seller and Buyer agree to file Form 8594 (or any substitute therefor) when required by applicable law.

                                   ARTICLE IV

4.   ASSUMED LIABILITIES AND EXCLUDED ASSETS.

        4.1 ASSIGNMENT AND ASSUMPTION. (a) At Closing, Buyer will assume and perform the following liabilities and obligations of Seller (collectively, the "ASSUMED LIABILITIES"): (A) Seller's obligations to subscribers of the Business for (i) refunds of subscriber deposits held by Seller as of the Closing Date in respect of which a Purchase Price adjustment is made in Buyer's favor under Section 3.3(b), (ii) refunds of subscriber advance payments held by Seller as of the Closing Date for services to be rendered by the Systems after the Closing Date, in respect of which a Purchase Price adjustment is made in Buyer's favor under Section 3.3(b) and (iii) the delivery of cable television service to customers of the Systems after the Closing Date, (B) obligations and liabilities in respect of which a Purchase Price adjustment in Buyer's favor is made under Section 3.2 including, but not limited to, accrued but unpaid real and personal property taxes related to the Assets which correspond to a period of time prior to the Adjustment Time and expenses accrued under Governmental Permits and Seller Contracts which correspond to a period of time prior to the Adjustment Time; (C) obligations accruing and relating to periods on or after the Adjustment Time under those Governmental Permits and Seller Contracts that are assigned to Buyer at Closing; and (D) any taxes accrued on or after the Adjustment Time in connection with the ownership of the Assets and the operation of the Business. Notwithstanding the foregoing, "Assumed Liabilities" shall not include liabilities and obligations (i) incurred after the date of this Agreement in violation of Seller's covenants made in this Agreement, (ii) arising other than in the ordinary course of the Business, and (iii) liabilities under Governmental Permits or Seller Contracts that are not assigned to Buyer at Closing or for which Buyer does not otherwise receive the full benefit as of the Closing.

        (b) Buyer will not assume or have any responsibility for any liabilities or obligations of Seller not described in
Section 4.1(a) or any liabilities or obligations which arise out of, result from or relate to, the Excluded Assets or any obligations, liabilities, claims, actions, litigation or proceedings relating to the operation of any of the Systems or otherwise arising out of the actions of Seller prior to the Adjustment Time (collectively, the "EXCLUDED LIABILITIES").

        4.2 EXCLUDED ASSETS. Excluded from the assets which will be transferred from Seller to Buyer pursuant to this Agreement (collectively, the "EXCLUDED ASSETS") are all of Seller's right, title and interest in, to and under the following: (a) all programming agreements relating to the Business;
(b) all insurance policies and rights and claims thereunder (except as otherwise provided in Section 7.7(a); (c) subject to Section 3.3(a)(ii), all bonds, letters of credit, surety instruments and other similar items and any cash surrender value thereunder; (d) all cash, cash equivalents and securities; (e) all trademarks, trade names, service marks, service names, logos and similar proprietary rights used in the Business; (f) any contracts, licenses, authorizations, agreements or commitments which are not assumed by Buyer pursuant to this Agreement; (g) any asset or properties owned by Seller that are not used in the Business; (h) all subscriber deposits and advance payments held by Seller as of the Closing Date in connection with the operation of the Business for which a Purchase Price adjustment is made in Buyer's favor under Section 3.3(b); (i) all claims, rights and interest in and to any refund for federal, state or local franchise, income or other taxes or fees (including, without limitation, copyright fees) of any nature relating to the operation of the Business prior to the Closing Date; (j) the account books of original entry, general ledgers and financial records used in connection with the Business, provided that for a period of three years after the Closing Date, Buyer shall have access to and the right to copy, at its expense, during usual business hours upon reasonable prior notice to Seller, portions of such books and records that are relevant to Buyer's ownership and operation of the Systems; (k) all retransmission consent agreements relating to the Business other than those, if any, assumed by Buyer on the Closing Date; and (1) those properties, rights and interests set forth on Schedule 4.2.




                                   ARTICLE V

5.    REPRESENTATIONS AND WARRANTIES OF SELLER.

      Seller represents and warrants to Buyer as follows:

      5.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Maine and has all requisite corporate power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted. Seller is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on any System, the Business, the validity, binding effect or enforceability of this Agreement, the ability of Seller to perform its obligations under this Agreement or Buyer's ability to conduct the Business after the Closing in substantially the same manner in which it is currently conducted by Seller.

      5.2      AUTHORITY AND VALIDITY.    Seller has full corporate power and
authority to execute and deliver this Agreement, the Escrow Agreement and the Indemnity Escrow Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms
 .

                 5.3 CONSENTS AND APPROVALS; NO VIOLATION. (a) Except for (i) the Consents listed on Schedule 5.3(a), and (ii) filings and consents under the Seller Contracts which, if not made or obtained, would not have a material adverse effect on any System, the Business, Seller's ability to perform its obligations under the Agreement or Buyer's ability to conduct the Business after the Closing in substantially the same manner in which it is currently conducted by Seller, no consent, waiver, approval or authorization of, or filing, registration or qualification with, any Person or Governmental Authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller.

                          (b)  Except as set forth on Schedule 5.3(b), the
execution, delivery and performance of this Agreement by Seller do not and will not: (a) violate or conflict with any provision of the Seller's Articles of Incorporation or By-Laws; (b) violate any Legal Requirements or Regulatory Requirements; or (c)(i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under, any Seller Contract, franchise or any other instrument evidencing any of the Assets or any instrument or other agreement to which Seller is a party or by which Seller or any of its assets is bound or affected, except for purposes of this clause (c) only, such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations which would not, individually or in the aggregate, have a material adverse effect on any of the Systems, the Business, Seller's ability to perform its obligations under this Agreement or Buyer's ability to conduct the Business after the Closing in substantially the same manner in which it is currently conducted by the Seller.

                 5.4 COMPLETE SYSTEM. Except as set forth on Schedule 5.4, the Assets represent all assets, properties, franchises, licenses, permits, consents, certificates, authorities, operating rights, leases, contracts (with the exception of programming contracts which Buyer acknowledges may need to be replaced in order for Buyer to continue to operate the Business), agreements, commitments and arrangements reasonably necessary for the conduct of the Business and lawful operation of each of the Systems in the ordinary course in the same manner as is currently conducted and operated by Seller.

                 5.5 TITLE. Except as set forth on Schedule 5.5 and for the Permitted Encumbrances, Seller has, and on the Closing Date will have, good and marketable title to the Assets. The Assets on the Closing Date will be free and clear of all Encumbrances of any kind or nature, other than Permitted Encumbrances.

                 5.6 REAL PROPERTY. (a) Seller does not own any interest in Real Property in connection with the conduct of the Business or operation of any of the Systems. All of the Assets consisting of interests in Real Property are described on Schedule 5.6, which description includes, in the case of leasehold interests, the street address, name of lessor, rental rate, lease term and Seller's use thereof. Seller does not now occupy or use any parcel of Real Property in the conduct of the

Business or operation of any of the Systems which is not now leased by Seller and disclosed on Schedule 5.6.

                 (b) Seller has a valid leasehold interest in all Real Property leased by Seller under written leases or subleases (correct and complete copies of which have been delivered to Buyer), and Seller has duly complied with all of the terms and conditions of such leases and has not done or performed or failed to perform any act which would impair its right to use the Real Property leased thereunder on the terms of such leases. There is no existing default by either Seller or the lessor under any such leases.

                 (c) The Real Property listed on Schedule 5.6 constitutes all of the Real Property required for the conduct of the Business and operation of each of the Systems as currently conducted and operated. All Real Property (including improvements thereon) is in good condition and repair consistent with its present use, and is available for immediate use in the conduct of the Business and operation of the Systems. The Real Property and the improvements thereon do not violate existing building codes or zoning laws.

                 (d) There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right to use or occupy any portion of the parcels of the Real Property which would impair Seller's ability to use such Real Property for its intended purpose or Buyer's ability to use such Real Property after the Closing for its intended purpose.

                 (e) Seller has and shall transfer to Buyer all licenses and/or permits necessary or incidental to use of the Real Property in the operation of the Systems. Seller is not in violation or default of any such permit or license in any respect that would have an adverse effect on the operation of any System or on the ability of Seller to perform any of its obligations under this Agreement. Seller has not received any written notice, citation or complaint from governmental or non- governmental parties regarding any aspect of the use and enjoyment of the Real Property.

                 (f) There are no pending or, to the Best of Seller's Knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to the Real Property, or other matters affecting adversely the current use, occupancy or value thereof.

                 (g) Seller's facilities located on the parcels of Real Property are supplied with utilities and other services necessary for Seller's operation of such facilities, including, as applicable, gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcels of Real Property.

                 (h) The parcels of Real Property abut on and/or have vehicular access to public roads.

                 (i) All material easements, rights-of-way and other rights which are necessary in any material respect for Seller's current use of any Real Property are valid and in full force and effect, and, to the Best of Seller's Knowledge, Seller has not received any notice with respect to the termination or breach of any of those rights.

                 5.7 TANGIBLE PERSONAL PROPERTY/EQUIPMENT. Schedule 5.7 contains a true and complete list of each material item of Equipment, including the type and quantity and, with respect to such items which are leased, the lessor, rental rate and lease term. Seller does not possess or use any item of personal property that is material or necessary to the operation of any System which is not now owned or leased by Seller and disclosed on Schedule 5.7. The Equipment listed on Schedule 5.7 constitutes all of the material items of personal property used by Seller in or necessary for the conduct of the Business and operation of each of the Systems as currently conducted and operated. With allowance for normal repairs, maintenance, wear and obsolescence, items required to be listed on Schedule 5.7 are in good condition and repair consistent with their present use and are available for immediate use in the conduct of the Business and operation of the Systems. Seller has and shall transfer to Buyer all licenses and /or permits necessary or incidental to the use of the Equipment in the operation of the Systems. Seller is not in violation of or default under any such permit or license in any respect that would have an adverse effect on the operation of any System or on the ability of Seller to perform any of its obligations under this Agreement. Seller has not received any written notice, citation or complaint from governmental or non-governmental parties regarding any aspect of the use and enjoyment of the Equipment.

                 5.8 FINANCIAL STATEMENTS. Seller has previously delivered to Buyer unaudited financial statements for the Systems on a consolidated basis containing a balance sheet, statement of income, and statement of cash flows as at and for the fiscal years ended December 31, 1993, and December 31, 1994 and the nine months ended September 30, 1995 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Seller with respect to the Systems, have been prepared in accordance with GAAP consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Systems (which books, records and accounts are complete and correct and will properly and accurately record the transactions and activities which they purport to record through the Closing Date), and present fairly the financial condition of the Systems on a consolidated basis as at their respective dates and results of operations for the periods then ended. None of the Financial Statements materially understates the true costs and expenses of conducting the Business or operations of the Systems as currently conducted and operated by Seller or otherwise inaccurately reflect the operations of the Systems.

                 5.9 ABSENCE OF CERTAIN CHANGES. Since September 30, 1995, Seller has operated each System in the ordinary course of business and there has not been any materially adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, properties, or businesses of Seller, whether as a result of any legislative or regulatory change, revocation of any Franchises or other Governmental Permits, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, nor has Seller undertaken or committed to any business practice which is inconsistent with past practices and without limiting the foregoing, except as set forth on
Schedule 5.9, Seller has not:

                 (a) entered into any material transaction or incurred any material liability or obligation relating to any System that was not entered into or incurred other than in the ordinary course of business;

                 (b) sold or transferred any of the assets relating to any System other than assets disposed of in the ordinary course of business where suitable replacements, if necessary, have been made therefor;

                 (c) suffered any material adverse change in the business, assets, properties or financial condition of any System, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the Business or operation of any System;

                 (d) canceled any debts owed to or claims held by Seller with respect to any System; or

                 (e) suffered any material write-down of the value of any Assets.

                 5.10  ENVIRONMENTAL MATTERS.  (a) Except as set forth on
Schedule 5.10, Seller's use of the Real Property and Assets complies and has complied in all material respects with all Environmental Laws and Seller has no liability under any Environmental Law. Seller has not received notice of any claim or investigation based on Environmental Laws which relates to any Real Property or any operations conducted by Seller on such Real Property, including any such notice indicating that the Real Property or any property adjacent thereto has been or may be placed on any federal or state "Superfund" or "Superlien" list. The Real Property is free of all asbestos; there has been no reportable quantity of any Hazardous Substance discovered by Seller, or to the Best of Seller's Knowledge after due inquiry and investigation, by any other party, on the Real Property, nor has any reportable quantity of any Hazardous Substance been released into, on, over or under the Real Property by Seller, or to the Best of Seller's Knowledge after due inquiry and investigation, by any other party; no Hazardous Substances have been treated or disposed of on, under or in the Real Property by Seller, or to the Best of Seller's Knowledge after due inquiry and investigation, by any other party, except for such substances which are in such amounts and of the type typically found in commercial cleaning products or standard office supplies of businesses similar to the Business, as to which Seller is in compliance with all applicable Environmental Laws; and there are no tanks on or below the surface of the Real Property.

                 (b) Seller has no liability relating to the ownership or operation of the Systems (and there is likely no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the

Occupational Safety and Health Act, as amended, or under any other law, rule or regulation of any federal, state or local government (or agency thereof) concerning employee health and safety.

                 (c) Seller has no liability relating to its ownership or operation of the Systems (and Seller has not exposed any Person to any substance or condition that could reasonably be expected to form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability for any illness or personal injury to any Person who performs services in connection with the conduct of the Business.

                 (d) Seller has provided Buyer with complete and correct copies of (i) all studies, reports, surveys or other materials in Seller's possession relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property, (ii) all notices or other materials in Seller's possession that were received from any Government Authority having the power to administer or enforce any Environmental Law relating to current or past ownership, use or operation of the Real Property or activities at the Real Property, and (iii) all materials in Seller's possession relating to any claim, allegation or action by any private third party under any Environmental Law.

                 5.11 COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS. (a) Except as set forth on Schedule 5.11(a), the ownership, leasing and use of the Assets as they are currently owned, leased and used by Seller and the conduct of the Business as it is currently conducted by Seller, do not violate any Legal Requirement or Regulatory Requirement, which violation(s), individually or in the aggregate reasonably could be expected to have an adverse effect on the Business. Seller has not received any notice claiming a violation by Seller or the Business of any Legal Requirement or Regulatory Requirement applicable to Seller, or the Business as it is currently conducted and, to the Best of Seller's Knowledge, no basis exists for any Person to claim that such a violation exists.

                          (b)  Seller holds all Governmental Permits which are
required by any Legal Requirement in connection with the conduct of the Business and the operation of each of the Systems as currently conducted and operated by Seller. Each such Governmental Permit (other than the Franchises) is listed on Schedule 5.11(b). Complete and correct copies of all such Governmental Permits as currently in effect have been delivered to Buyer. All such Governmental Permits are currently in full force and effect. There is no action, proceeding or investigation pending or, to the Best of Seller's Knowledge, threatened, relating to the termination, suspension or modification of such Governmental Permits and, to the Best of Seller's Knowledge, Seller is in compliance in all respects with the terms and conditions of all Governmental Permits.

                          (c)  The operation of each System has been, and is,
in compliance in all material respects with the Communications Act of 1934, as amended (as so amended, the "COMMUNICATIONS ACT"), and the rules and regulations of the Federal Communications Commission (the "FCC") promulgated thereunder. Each licensed facility is being operated in accordance with the requirements of the relevant license and the rules and regulations of the FCC. Each employment unit operated by Seller in connection with the conduct of the Business, including headquarters offices, is currently and, since January 1, 1990, has been in material compliance with the equal employment opportunity requirements of
Section 554 of the Communications Act and the FCC's implementing rules and regulations. All reports, applications, financial statements and other documents required to be filed by Seller with respect to each System have been filed by Seller.

                          (d)  The operation of each System has been, and is,
in compliance in all material respects with the Cable Television Consumer Protection and Competition Act of 1992 (the "CABLE ACT"), and the rules and regulations of the FCC promulgated thereunder.

                          (e)  Seller has delivered to Buyer true, correct and
complete copies of (i) all FCC Forms 393, 1200, 1205, 1210, 1215, 1220 and 1230
(as applicable) that have been prepared with respect to the Systems, (ii) all material correspondence with any governmental body, subscriber or other interested party relating to rate regulation generally or specific rates charged to subscribers of any System, including any complaints filed with the FCC with respect to any rates charged to subscribers of any such System, and
(iii) any documentation supporting an exemption from the rate regulation provisions of the Cable Act claimed by Seller with respect to any of the Systems. Schedule 5.11(e) sets forth (i) a list of all rate complaints filed pursuant to the Cable Act and received by Seller which have not been deemed invalid by the FCC, and further sets forth those Governmental Authorities that have been certified or filed for certification under the Cable Act with respect to rate regulation and (ii) a list of all letters of inquiry from the FCC received by Seller since September 1, 1993, with regard to Seller's rates.

                 5.12  FRANCHISES.

                 (a) All of the cable television franchises, licenses and authorizations necessary for Seller to operate each of the Systems lawfully and in the manner in which it is presently being operated (together with all amendments and supplements thereto, collectively referred to herein as the "Franchises") are listed on Schedule 5.12, which sets forth in summary fashion the name of the Governmental Authority that has issued the Franchise (the "Franchising Authority"), the area encompassed by the Franchise and the related System, the dates of grant and expiration of the Franchise and the franchise fee. Seller has delivered to Buyer true and complete copies of all Franchises.

                 (b) Each Franchise is, and on the Closing Date will be, in full force and effect; each Franchise constitutes, and on the Closing Date will constitute, a valid and binding obligation of the Franchising Authority which is a party to such Franchise; and each Franchise is, and on the Closing Date will be, legally enforceable against such Franchising Authority in accordance with its terms. Seller is the authorized legal holder of each Franchise and is validly and lawfully operating each System under the applicable Franchises. Each Franchise shall be assigned to Buyer at closing with the consent and approval (as necessary per the terms of any given Franchise) of the applicable Franchising Authority.

                 (c) Except as set forth in Schedule 5.12, Seller is not in violation of or in default under any provision of any Franchise, and Seller is not in violation of or default in the performance of its respective obligations under any Franchise. To the Best of Seller's Knowledge, there exists no fact or circumstance, which with the passage of time or the giving of notice or both, would constitute a default under any Franchise or permit the Franchising Authority to cancel or terminate the rights thereunder, except upon expiration of the full term thereof.

                 (d) Seller has not made any commitments (oral or written) to any Franchising Authorities with respect to any of the Systems other than those contained in the Franchises. To the Best of Seller's Knowledge, no prior owner of any of the Systems has made any commitment (oral or written) to any Franchising Authority with respect to any such System other than those contained in the Franchises.

                 (e) Seller has filed with the appropriate Franchising Authorities all appropriate requests for renewal under the Communications Act within 30 to 36 months prior to the expiration of each Franchise. Seller has no reason to believe that under existing law, rules and regulations, any of the Franchises would not be renewed by the granting authority in the ordinary course.

                 5.13  SYSTEMS DATA.

                 (a) Schedule 5.13(a) sets forth, with respect to each System, as of the most recent practicable date, which date is indicated on such Schedule, the number of miles of aerial plant and number of miles of underground plant.

                 (b) Schedule 5.13(b) sets forth (i) as of the date of the Agreement, for each System: the communities served by such System; the rated charged by Seller in connection with such System for every service, level of service (including the Basic Subscriber Rate), package of service, installations and outlets or other services, equipment or items for which Seller has an established charge; and the current channel capacity and alignment (including all broadcast stations and satellite services carried, cable channel assignment, frequencies utilized and pilot frequencies), and (ii) as of September 15, 1995, for each System, the number of Homes Passed and the number of Basic Subscribers and Bulk Subscribers served by each such System. The total number of Homes Passed by all of the Systems is, as of September 15, 1995, 5,127. The total number of Subscribers served by all of the Systems is, as of September 15, 1995, 3,153.

                 (c) Seller has filed offset notifications for or obtained appropriate waivers for all aeronautical frequencies in use by each of the Systems. Seller's use of such aeronautical frequencies is in compliance with applicable FCC rules, regulations and requirements. Except as set forth on
Schedule 5.13(c), each System is presently carrying the channels specified on
Schedule 5.13(b) and is transmitting and providing reception of video and associated audio signals on all such channels in compliance with the technical standards set forth in applicable FCC rules, regulations and requirements.
Schedule 5.13(c) is a true and complete list of such frequencies.

                 (d) Except as set forth in Schedule 5.13(d), no Person (including any Governmental Authority) has any right to acquire any interest in any System or any Asset (including any right of first refusal or similar right), other than rights of condemnation or eminent domain afforded by law with respect to which no proceedings are pending or, to the Best of Seller's Knowledge, threatened. Except as set forth in Schedule 5.13(d),(i) the Systems are the only cable television systems presently servicing the Franchise Areas and (ii) to the Best of Seller's Knowledge, after due inquiry, no other cable television franchises or other franchises, licenses or authorizations have been issued and no applications for such franchises, licenses or other authorizations are pending with respect to providing such services in those areas.

                 (e) Other than as set forth in Schedule 5.13(e), Seller has not received any written requests, notices or demands from the FCC, any Franchising Authority or any other Governmental Authority, or any other Person, challenging or questioning the legal rights of Seller to operate any of the Systems or carry any broadcast signal, or requesting signal carriage pursuant to the FCC's "must-carry" rules, other than any such request, notice or demand that has since been resolved through carriage of the signal or by an FCC decision. Except as set forth on Schedule 5.13(e), all of the broadcast television signals (excluding superstations) carried by each of the Systems are carried either pursuant to a must-carry election or pursuant to effective retransmission consent agreements between the Seller and the broadcast station licensee authorizing the retransmission of the station's signal, as the case may be, all of which retransmission consent agreements are listed on Schedule 5.13(e). Except as set forth on Schedule 5.13(e), each such retransmission consent agreement is in full force and effect and consistent with FCC rules. Except as set forth on Schedule 5.13(e), Seller is not required to make any payment or any other financial or non- financial remuneration under any retransmission consent agreement required to be listed on Schedule 5.13(e). Seller has delivered to Buyer true and complete copies of each retransmission consent agreement required to be listed on Schedule 5.13(e). Seller has complied with the must carry and retransmission consent provisions of the Communications Act and the FCC rules and regulations promulgated thereunder. Except as set forth in Schedule 5.13(e), Seller has not received any notification of any petition or submission that is currently pending before the FCC to modify any television market or for a waiver of any rules or regulations of the FCC as they apply to any System.

                 (f) All royalties, fees, reports, schedules and returns of any administrative agency of the federal or any state or local government or any utility relating to each System which are required to be filed and paid have been filed and paid.

                 (g) All necessary Federal Aviation Administration ("FAA") and FCC approvals with respect to each of the Systems' towers have been obtained and maintained in compliance with the rules, policies and regulations of the FAA and FCC. Schedule 5.13(g) contains a true and complete list of each of the Systems' towers and copies of all relevant FAA determinations with respect thereto.

                 (h) All of the communities to which Seller provides service have been registered with the FCC. Schedule 5.13(h) contains a true and complete list of each such community and its corresponding unit identification number.

                 5.14 SELLER CONTRACTS. Schedule 5.14 lists all Seller Contracts that are material to the conduct of the Business as it is now conducted. The Seller Contracts listed on Schedule 5.14 are all of the agreements (including, without limitation, pole attachment agreements, other than such leases, easements, rights-of-way, licenses, permits and authorizations that are disclosed on any other Schedule to this Agreement) necessary for the conduct of the Business and operation of each System as it is now being conducted and operated by Seller. All of the Seller Contracts are validly existing and in full force and effect and are valid, binding and enforceable against Seller and, to the Best of Seller's Knowledge, against the other parties thereto, in accordance with their terms. Complete and correct copies of such Seller Contracts as currently in effect have been delivered to Buyer. Neither Seller nor, to the Best of Seller's Knowledge, any other party to any Seller Contract is in any respect in breach of the performance of its obligations under such Seller Contract. Seller is in compliance with all requirements of all Governmental Authorities relating to the Seller Contracts. Except as disclosed on Schedule 5.14, Seller has not been made aware of any intention by any party to any Seller Contract (i) to terminate such Seller Contract or amend the terms thereof without the consent of Seller, (ii) to refuse to renew such Seller Contract upon expiration of its term, or (iii) to renew such Seller Contract upon expiration only on terms and conditions which are materially more onerous than those now existing. Except for the need to obtain the Consents listed on Schedule 5.3(a), Seller has the full legal power and authority to assign its rights under all Seller Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability or continuation of any such Seller Contract.

                 5.15 COPYRIGHT COMPLIANCE. Seller has deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office, required under the Copyright Act with respect to the Business and operations of each of the Systems as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act.
Seller and the Systems are in material compliance with the Copyright Act. Seller and each of the Systems are entitled to hold and do now hold the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, cancelled, encumbered or materially adversely affected in any manner. Seller has made available to Buyer complete and correct copies of all reports and filings, and all reports and filings for the past three (3) years, made or filed pursuant to the Copyright Act with respect to the Business. The carriage, transmission or use of the signals of the Systems has not subjected and does not subject any of the Systems or Seller to any sanctions or suits or actions, including, without limitation, suits or actions for copyright infringement, except those that may be applicable to cable television systems in the United States generally and to which Seller is not a party. Seller has not received any notice or inquiry from the United States Copyright Office concerning its copyright filings, statements of accounts or royalty payments or any notice from any other Person to the effect that the conduct of the Business as currently conducted infringes on the rights of any Person. Seller does not possess any patent, patent right, trademark or copyright used or held for use primarily in the operation of any of the Systems and is not party to any license or royalty agreement with respect to any patent, trademark, or copyright except for licenses respecting program material and obligations under Section 111 of the Copyright Act applicable to cable television systems generally.

                 5.16 LEGAL PROCEEDINGS. Except as set forth on Schedule 5.16, and except for any judgments, orders, actions, suits, proceedings or investigations as may affect the cable television industry (national or regional) generally and to which Seller is not a party, there is no judgment or order outstanding, or any action, suit, proceedings or investigation by or before any Governmental Authority or any arbitrator pending, or to the Best of Seller's Knowledge, threatened, involving or affecting any of the Assets or the Business, which, if adversely determined, would have a material adverse effect on the Assets or the Business or would materially impair the ability of Seller to perform its obligations under this Agreement.

                 5.17 EMPLOYMENT MATTERS. (a) Seller is not obligated to maintain or contribute to any employee benefit plan as defined in Section 3(3) of ERISA.

                          (b)  Seller has complied in all material respects
with all Legal Requirements relating to the employment of labor and those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes with respect to employees who perform services in connection with the operation of the Business.

                          (c)  Seller is not a party to any contract with any
labor organization, and Seller has not recognized or agreed to recognize any union or other collective bargaining unit with respect to employees who perform services in connection with the operation of the Business. Except as set forth on Schedule 5.17(c), no union or other collective bargaining unit has been certified as representing any of the employees engaged in the operation of the Business, and Seller has not received any request from any party of recognition as a representative of employees engaged in the operation of the Business for collective bargaining purposes. Seller is not party to any agreement, oral or written, express or implied, that would require Buyer to employ any individual after the Closing Date. No notices to employees of Seller who perform services in connection with the conduct of the Business are required under the WARN Act as a result of the transactions contemplated hereby.

                          (d)  Schedule 5.17(d) sets forth a true and complete
list of all individuals who perform services with respect to the operation of the Business, including name, title and rate of compensation. Except as provided on Schedule 5.17(d), Seller is not a party to any written employment contract, agreement, commitment or arrangement with any individual identified on Schedule 5.17(d).

                          (e)  The employees who perform services with respect
to the operation of the Business do not receive benefits under any bonus, deferred compensation, pension, profit-sharing, retirement, severance pay, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice, or any other employee benefit plan, as defined in
Section 393 of ERISA.

                          (f)  Seller has not incurred or taken any action, and
to the Best of Seller's Knowledge, no action or event has occurred, that could cause Seller to incur any material liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any employer plan that is a single-employer plan within the meaning of Section 4001(a)(15) of ERISA, (ii) on account of a partial or complete withdrawal from any employer plan that is a multiemployer plan, within the meaning of Section 3(37) of ERISA, or on account of any unpaid contributions to any such multiemployer plan, or (iii) for any tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA on account of any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any employer plan.

                 5.18 FINDER AND BROKERS. Except for its engagement of Daniels & Associates to assist Seller in the solicitation of offers to purchase the Assets, neither Seller nor any person acting on behalf of Seller has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement.

                 5.19 TAX MATTERS. Except as set forth on Schedule 5.19, (a) all Tax Returns required to be filed by Seller before the Closing with respect to the Business or the Assets have been or will be filed on or before the Closing and (b) all Taxes shown as due or payable before the Closing on such Tax Returns have been or will be paid when required by law. All such Tax Returns are correct and complete in all material respects. There are no legal, administrative or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest or other charges, the liability of which could extend to Buyer as transferee of the Business, Systems and Assets, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties or interest due or to become due from Seller. There are no audits pending nor has Seller extended or waived any statute of limitation with respect to any tax, which extension or waiver has not expired. None of the Assets is subject to any lien in favor of the United States or any other taxing authority. The sale of the Assets to Buyer pursuant to this Agreement constitutes the sale of all or substantially all of the assets of Seller.

                 5.20 INSURANCE AND BONDS. Each System and all of the Assets are insured against risks in such amounts which Seller believes are usually and customarily insured against in the cable television industry, subject to reasonable deductibles, including, without limitation, (i) fire and extended coverage insurance on all of the Assets in amounts typical for such insurance in the cable television industry, and on the Business and all of the Systems, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims and risks arising in the ordinary course of business customarily included within a form of comprehensive liability insurance. Each insurance policy is summarized in
Schedule 5.20. All insurance policies are in full force and effect, and Seller has not received any notice of cancellation under any of these policies.
Seller currently has, or there exists for the Seller's benefit, in full force and effect, the performance, surety or other bonds set forth on Schedule 5.20, which represent all such bonds required under the Franchises or other Seller Contracts, except where the requirement has been waived by the grantor or other party to any such Franchise or Seller Contract as set forth in Schedule 5.20.

        5.21 TRANSACTIONS WITH AFFILIATES. Except as disclosed on Schedule 5.21, Seller has not been involved in any business arrangement or relationship relating to any of the Systems with any Affiliate of Seller, and no Affiliate of Seller owns any property or right, tangible or intangible, that is used or held for use primarily in the operations of any of the Systems.

        5.22  MARKETING AND PROMOTIONS.   Schedule 5.22 is an accurate
description of the marketing and promotional programs currently in effect for each of the Systems. Schedule 5.22 also sets forth Seller's policies with respect to the provision of cable television service by Seller at no cost or at discounted cost (other than discounts that may be offered or provided pursuant to marketing and promotional programs). Except as described on Schedule 5.22, Seller is not providing cable television service at no cost or at discounted cost other than pursuant to such policies or pursuant to Seller's marketing and promotional programs that are described on Schedule 5.22.

        5.23 FULL DISCLOSURE. No representation or warranty made by Seller in this Agreement or in any certificate, document, agreement or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact that is required to make any statement made herein or therein not misleading.

        5.24 MANAGEMENT AGREEMENT WITH AMERICABLE INTERNATIONAL, INC. Seller has entered into that certain management agreement with Americable International, Inc. ("AMI"), a Florida corporation, a copy of which is set forth on Schedule 5.24. Other than such management agreement Seller and AMI do not have any other arrangements relating to the operation of the Business and Systems. Pursuant to the management agreement, AMI provides only the following services to Seller in connection with the operation of the Business and
Systems: accounting functions, billing services, technical support services, and other related administrative functions in connection therewith, and other minor ancillary support services.




                                   ARTICLE VI

6.      BUYER'S REPRESENTATION AND WARRANTIES.

        Buyer represents and warrants to Seller as follows:

        6.1 ORGANIZATION AND QUALIFICATION. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has all requisite partnership power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets. Buyer is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the validity, binding effect or enforceability of this Agreement or the ability of Buyer to perform its obligations under this Agreement.

                 6.2 AUTHORITY AND VALIDITY. Buyer has all requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement have been duly authorized by all requisite partnership action of Buyer and no other partnership proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or the performance of Buyer's obligations hereunder. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

                 6.3 NO BREACH OR VIOLATION. (a) Except for (i) any Consents, (ii) filings and consents which, if not made or obtained, would not have a material adverse effect on Buyer's ability to perform its obligations under this Agreement, (iii) any applicable Regulatory Requirements, and (iv) as otherwise disclosed on Schedule 6.3, no consent, waiver, approval or authorization of, or filing, registration or qualification with, any Person or Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement by Buyer.

                          (b)  Except as set forth on Schedule 6.3, the
execution, delivery and performance of this Agreement by Buyer do not and will not: (a) violate or conflict with any provision of Buyer's certificate of limited partnership or partnership agreement, (b) violate any Legal Requirement; or (c) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person, (ii) permit or result in the termination, suspension or modification of, or (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under any material contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except such violations, conflicts, breaches, default, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to perform its obligations under this Agreement.

                 6.4 LITIGATION. (a) There are no claims, actions, suits, proceedings or investigations pending or, to the Best of Buyer's Knowledge, threatened, in any court or before any governmental agency or instrumentality, or before any arbitrator, by or against Buyer or any of its Affiliates which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded.

                          (b)  There are no judgments, injunctions, orders or
other judicial or administrative mandates outstanding against Buyer or any of its Affiliates which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

                 6.5 FINDERS AND BROKERS. Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller will in any way have any liability.

                 6.6 QUALIFICATION OF BUYER. Buyer knows of no reason why it would not be legally qualified to be the assignee of the licenses and permits included in the Assets.



                                  ARTICLE VII

7.  ADDITIONAL COVENANTS.

                 7.1 ACCESS TO PREMISES AND RECORDS. Between the date of this Agreement and the Closing Date, Seller will give Buyer and its representatives, at reasonable times and with reasonable prior notice, access to the books and records of the Business and to the Assets and will furnish to Buyer and its representatives such information regarding the Business and the Assets as Buyer may from time to time reasonably request, including without limitation, copies of all documents and documentation required to be delivered by Seller to Buyer under this Agreement. Without limiting the foregoing, if requested by Buyer, between the date of this Agreement and the Closing Date, Seller will give Buyer and any environmental engineers and consultants acting on behalf of Buyer, such access to the sites and facilities included in the Assets as is reasonably required to permit such engineers and consultants to conduct the physical on-site inspections and prepare the environmental surveys and assessments with respect to such sites and facilities as Buyer shall request.

                 7.2 CONTINUITY AND MAINTENANCE OF OPERATIONS; FINANCIAL STATEMENTS. Except as to actions to which Buyer has consented to in writing and except as specifically required by this Agreement Seller shall:

                          (a)  Operate the Business in the ordinary course
consistent with past practices, will use its commercially reasonable efforts to keep available the services of the employees who are involved in the operation of the Business and to preserve any beneficial business relationships with customers, suppliers and others having business dealings with Seller relating to the Business;

                          (b)  Maintain all of the Assets in good condition
(ordinary wear and tear excepted), consistent with their overall condition on the date of this Agreement, and shall use, operate and maintain all of the Assets in a reasonable manner;

                          (c)  Maintain adequate inventories of spare
Equipment consistent with past practices;

                          (d)  Maintain insurance as in effect on the date of
this Agreement;

                          (e)  Keep all of its business books, records and
files in the ordinary course of business in accordance with past practices;

                          (f)  Continue to implement its procedures for
disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement;

                          (g)  Not sell, transfer or assign any Assets other
than in the ordinary course of business where suitable replacements have been made therefor;

                          (h)  Not permit any material amendment to, or
cancellation of, any of the Governmental Permits, Seller Contracts or any other contract or agreement (other than those constituting Excluded Assets) which affects or is applicable to the Systems or the Business;

                          (i)  Not cause or permit, by any act or failure to
act, any of the Franchises to expire or be revoked, suspended or modified, or take any action that could reasonably be expected to cause any Franchising Authority or any other Governmental Authority to institute proceedings for the suspension, revocation or material adverse modification of any Franchise;

                          (j)  Pay all obligations relating to each of the
Systems as they become due, consistent with past practices, so that all such obligations shall be current of the Closing Date;

                          (k)  Not enter into any transaction or incur any
liability or obligation that, if entered into or incurred prior to the date of this Agreement, would be required to be disclosed on Schedule 5.14;

                          (l)  Not implement any retiering or repackaging of
cable television programming offered by any of the Systems;

                          (m)  Maintain levels of marketing and promotion
efforts and expenditures consistent with its past practices as described on
Schedule 5.22;

                          (n)  Comply in all material respects with all
contractual obligations and all laws, rules and regulations applicable or relating to the ownership and operation of each of the Systems;

                          (o)  Not cause or permit any increase in the rates of
salaries or compensation payable to employees who perform services in connection with the conduct of the Business and operation of the Systems (other than as required by law and regularly scheduled bonuses and increases in the ordinary course of business disclosed on Schedule 5.17(d));

                          (p)  Not cause or permit the provision for any new
and material pension, retirement or other employment benefits for employees who perform services in connection with the conduct of the Business and operation of the Systems or any material increase in any existing benefits (other than as required by law);

                          (q)  Not take or omit to take, or permit Americable
International, Inc. ("AII") to take or omit to take, any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement in any material respect, make any representation or warranty of Seller contained in this Agreement untrue or incorrect as of the Closing Date or result in any of the conditions to Closing in this Agreement not being satisfied; or

                          (r)  Take or permit AII to take any action that is
inconsistent with Seller's obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transaction contemplated by this Agreement.

                 7.3 EMPLOYEE MATTERS. (a) Immediately prior to the Closing Date, Seller will terminate all employees who perform services in connection with the conduct of the Business and operation of the Systems (except for any employees that Seller desires to retain for their remaining business operations, in respect of which all liabilities shall be the sole responsibility of Seller), and will pay all compensation due and provide all benefits required for such employees on or before the Closing Date. Seller will be responsible for all salaried and hourly pension and retirement obligations and all salary and hourly health and life insurance obligations incurred prior to the Closing Date, including payment of all claims to insurance, payment of all premiums applicable to coverage of such terminated employees to the Closing Date, assumption of all preexisting claims, including unfunded pension liabilities. All liabilities relating to any such terminated employee arising on or before the Closing Date will be the responsibility of Seller, including those accruing by reason of their termination pursuant to this Section 7.3(a). All liabilities relating to any benefit plans with respect to the terminated employees shall be the responsibility of Seller. Buyer shall have no obligation to offer employment to any of the employees. Seller shall comply with the provisions of COBRA relating to the continuation of health benefits to employees as they apply to the transactions contemplated by this Agreement.

                          (b)  Nothing in this Section 7.3 or elsewhere in this
Agreement is intended to confer upon any employee of the Business or his or her legal representative or heirs any rights as a third party beneficiary or otherwise or any remedies of any nature or kind whatsoever under or by reason of this Agreement, or the transactions contemplated hereby, including without limitation any rights of employment or continued employment. All rights and obligations created by this Agreement are solely between the parties hereto.

        7.4      CONSENTS.        (a)  As soon as practicable after the
execution of this Agreement, but in no event later than 30 days after the date of this Agreement, the parties shall file with the FCC and Seller shall file with any Franchising Authorities from which consent to the transactions contemplated by this Agreement must be obtained, an application or applications requesting consent to such transactions. Seller shall use reasonable efforts (but shall not be required to make any payment except as may be required to cure any default by Seller under any Franchise and except for the incidental costs of preparing and submitting applications and other requests, costs of responding to reasonable inquiries and ordinary and customary filing fees and processing charges), and Buyer shall assist Seller in all reasonable respects (including, without limitation, by attending meetings with the parties who must provide such consents and by providing the financial data, information as to operating experience and appropriate insurance and surety bonds reasonably required in order to obtain such consents), and the parties shall take with due diligence all reasonable steps necessary to expedite the processing of the application or applications and to obtain all consents and approvals of Franchising Authorities required for the transfer to Buyer of all of the Franchises, without any conditions materially adverse to Buyer. Seller and Buyer shall furnish each other with any correspondence from or to, and notify each other of any other communications with, Franchising Authorities that relate to the obtaining of such consents and approvals, and each party shall have the right to participate in any hearing or proceedings before Franchising Authorities with respect to such consents and approvals. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of any such application to be prepared by it and in connection with the processing of that application. Notwithstanding the foregoing, the Buyer shall have no obligation to make any payment to any Franchising Authority or to any other party to any agreement in assisting the Sellers in obtaining any of the consents, amendments, releases or agreements described in this Section 7.03(a) or to agree to any materially adverse change in any Franchise or other agreement to be assigned to the Buyer. Any application to any Franchising Authority or any other Governmental Authority for any authorization, consent, order, or approval necessary for the transfer of any Franchise shall be reasonably acceptable to the Buyer. Seller will not agree to any adverse change in any Franchise as a condition to obtaining any authorization, consent, order or approval necessary for the transfer of such Franchise without Buyer's consent which shall not be unreasonably withheld. If the party from whom such consent is requested proposes to issue in the name of Buyer a new system agreement in lieu of consenting to an assignment, Buyer shall agree to accept such proposal so long as, in Buyer's reasonable business judgment, the terms and conditions of the new agreement are no less favorable, in any material respect, than those presently held by Seller.

        (b) Seller will use commercially reasonable efforts to obtain, as soon as practicable and at its expense, all other Consents, in form and substance reasonably satisfactory to Buyer; provided that "commercially reasonable efforts" for this purpose shall not require Seller to undertake extraordinary or unreasonable measures to obtain such approvals and consents, including, without limitation, the initiation or prosecution of legal proceedings or the payment of fees in excess of normal and usual filing and processing fees, except as may be required to cure any default by Seller under any agreement. Buyer will use commercially reasonable efforts to assist Seller in its efforts to obtain all such Consents. Notwithstanding the foregoing, the Buyer shall have no obligation to make any payment to any other party to any agreement in assisting Seller in obtaining any of the consents, amendments, releases or agreements described in this Section 7.4(b) and Seller will not agree to any adverse change in any agreement to be assigned to the Buyer.

                 (c) If, with respect to any lease, commitment or agreement to be assigned to Buyer (other than a Franchise), a required consent to its assignment is not obtained and Buyer, in its discretion, waives the requirement under this Agreement that such consent be obtained and the requirement that such lease, commitment or agreement be assigned to Buyer at the Closing, Seller shall keep it in effect and shall use its reasonable efforts to give Buyer the benefit of it to the same extent as if it had been assigned, and Buyer shall perform Seller's obligations under the agreement relating to the benefit obtained by Buyer. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party or as a waiver by Buyer of any requirement under this Agreement that consent to the assignment of such agreement be obtained prior to Closing.

                 7.5      [INTENTIONALLY OMITTED].

                 7.6 NOTIFICATION OF CERTAIN MATTERS. Each party will promptly notify the other of any fact, event, circumstances or action the existence or occurrence of which would cause any of such party's representations or warranties under this Agreement not to be true in any material respect.

                 7.7 RISK OF LOSS; CONDEMNATION. (a) Seller will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of any System, Seller shall promptly notify Buyer of that fact and shall apply the proceeds of any insurance policy, judgment or award with respect thereto and take all other commercially reasonable steps to repair, replace and/or restore such property as soon as possible after the loss. In the event such loss or damage has not been restored or replaced by the Closing Date, Buyer may elect by written notice to Seller either (i) to waive such defect and proceed toward consummation of the acquisition of the Assets in accordance with this Agreement or (ii) to terminate this Agreement pursuant to Section 10.1(c)(iv). If Buyer elects to consummate the acquisition of the Assets notwithstanding such loss or damage and does so, there will be no adjustment in the Purchase Price on account of such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Buyer or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller. If any such loss or damage to the Assets occurs that is not so substantial as to prevent normal operation of any material portion of any System, which is not repaired, replaced or restored prior to the Closing, then Buyer shall be entitled to any proceeds of insurance received or receivable by Seller with respect thereto and Seller agrees to pay such proceeds to Buyer upon receipt thereof.

                          (b)  If, prior to the Closing, any part of a material
Asset or an interest in a material Asset is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller or Buyer that it intends to condemn all or any part of a material Asset (such event being referred to, in either case, as a "Taking"), then Seller shall promptly notify Buyer of such fact and Buyer may terminate this Agreement pursuant to Section 10.1(c)(v). If Buyer does not elect to terminate this Agreement, then (a) if the Closing occurs, Buyer shall have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) Seller shall be relieved of its obligation to convey to Buyer the Asset or interests that are the subject of the Taking and (c) at the Closing Seller shall assign to Buyer all of Seller's rights (including the right to receive payment of damages) with respect to such Taking and shall pay to Buyer all damages previously paid to Seller with respect to the Taking. If, prior to the Closing, any Taking occurs with respect to a non-material Asset, then if the Closing occurs, the provisions of clauses (a)-(c) of the preceding sentence shall apply with respect thereto.

                 7.8 ADVERSE CHANGES. Seller shall promptly notify Buyer in writing of any materially adverse developments affecting the Assets, any of the Systems or the Business which become known to Seller, including, without limitation, (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the Assets, any of the Systems or the Business, (ii) any notice of violation, forfeiture or complaint under any Franchise or other Governmental Permit, or (iii) anything which, if not corrected prior to the Closing Date, would prevent Seller from fulfilling any condition to Closing described in Article VIII.

                 7.9 NO SOLICITATION. Seller shall not, and shall cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller) and all other employees who perform services with respect to the operation of the Business not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to the Assets, the Business, the Systems, or engage in any negotiations concerning, or provide to any other Person any information or data relating to the Business, the Systems, the Assets, or Seller for the purpose of, or have any discussions with, any Person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other Person to seek or effect a transaction.

                 7.10 SALES AND TRANSFER TAXES AND FEES. Buyer and Seller shall each pay one-half of any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority as a consequence of the transfer of any Assets pursuant to this Agreement. Seller shall timely file any sales tax returns required to be filed with any Governmental Authority as a consequence of the transfer of any Assets pursuant to this Agreement. Buyer shall cooperate in the preparation and filing of any submission or application necessary to obtain any clearance relating to, or if available, exemption from, any Taxes or fees described in this Section 7.10.

        7.11 COMMERCIALLY REASONABLE EFFORTS. (a) Seller shall use commercially reasonable efforts to take all steps within its power and will cooperate with Buyer, to cause to be fulfilled those of the conditions to Buyer's obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

        (b) Buyer shall use commercially reasonable efforts to take all steps within its power and will cooperate with Seller, to cause to be fulfilled those of the conditions to Seller's obligations to consummate the transactions contemplated by this Agreement that are dependant upon its actions and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby; provided, however, that nothing in this Section 7.11(b) shall require Buyer to undertake any action which it is permitted not to undertake pursuant to Section 7.4.

        7.12     EXPENSES.        Buyer and Seller shall each bear its own
expenses incurred in connection with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by it under this Agreement, except where specific expenses have been otherwise allocated by the provisions of this Agreement. Buyer and Seller shall each pay one-half of the cost of obtaining the searches of tax, lien and judgment filings and title reports required to be delivered by Seller pursuant to
Section 8.11. Buyer and Seller shall pay all Escrow Agent fees as set forth in the Escrow Agreement and Indemnity Escrow Agreement.

        7.13 DELIVERY OF FINANCIAL INFORMATION. Seller shall furnish to Buyer within 20 days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense for the month just ended for the Systems on a consolidated basis and such other financial information (including information on payables and receivables) as Buyer may reasonably request. The income statements delivered by Seller to Buyer pursuant to this Section 7.13 shall be prepared from the books and records of Seller with respect to the Systems in accordance with GAAP consistently applied, shall accurately reflect the books, records and accounts of the Systems, shall be complete and correct in all material respects, and shall present fairly the results of operations of the Systems on a consolidated basis for the periods then ended. Promptly after the preparation thereof, Seller shall deliver to Buyer copies of any other financial statements, subscriber counts and other operational data regularly prepared by Seller for its internal use.

        7.14  ADDITIONAL FINANCIAL INFORMATION.

        (a) To the extent requested by Buyer and required by SEC Regulations S-K and S-X to be included in any registration statement or other offering document (each, a Registration Statement") proposed to be prepared by Buyer in connection with its financing of the Purchase Price, Seller agrees, at Buyer's expense, to prepare or cause Seller's independent accountants to prepare the following financial statements with respect to the Systems, and related management discussions and analyses (collectively, the "Additional Financial Statements"), conforming with the requirements specified in this Section 7.14:

                          (i)     Balance sheets as at December 31, 1993 and
1994, and income statements and statements of cash flows and changes in equity for the years ended December 31, 1992, 1993, and 1994, together with the required footnotes and the auditor's report thereon.

                          (ii)    A balance sheet, income statement, and
statement of cash flows as of and for the quarter ended September 30, 1995, together with the required footnotes.

                          (iii)   A balance sheet, income statement, and
statement of cash flows as of and for each fiscal quarter subsequent to the quarter ended September 30, 1995 and ending prior to the Closing Date, together with the required footnotes.

                          (b)     Seller shall prepare or cause Seller's
independent accountants to prepare the Additional Financial Statements within forty-five days after Buyer's request therefor.

                          (c)     The Additional Financial Statements shall be
prepared from the books and records of Seller in accordance with GAAP, consistently applied, and in the form required by SEC Regulations S-K and S-X, so as to fairly present the financial condition, results of operations, and cash flows of Seller for the periods indicated, and, with respect to the quarterly financial statements required by this Section 7.14, subject to normal year-end adjustments.

                          (d)     To the extent required by SEC Regulation S-X,
the Additional Financial Statements shall be audited by Seller's independent accountants. The cost of any audit of any of the Additional Financial Statements shall be paid by Buyer.

                          (e)     Seller agrees to provide one or more audit
representation letters as to the information provided by Seller to its independent accountants in connection with any audit required under this
Section 7.14. The representation letter will be in such form and make the representations reasonably required by such independent accountants to enable them to issue an opinion acceptable to the SEC for purposes of any Registration Statement with respect to the audit of those Additional Financial Statements required to be audited by SEC Regulations S-K and S-X and to be included in such Registration Statement. Seller will cause its independent accountants to provide all consents that are necessary for the inclusion of their opinion and the Additional Financial Statements in any such Registration Statement.

                          (f)     Buyer, to the fullest extent permitted by
law, agrees to indemnify and hold harmless Seller, Seller's Affiliates and each other director, employee or agent of Seller or Seller's Affiliates (including, without limitation, Hermanowski (as that term is defined in Section 7.15)) (referred to in this paragraph as a "Seller Party"), from and against any and all losses, claims, damages or liabilities and reasonable expenses related thereto (referred to in this paragraph as a "Loss") insofar as such Losses (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Seller Party for any legal or other expenses reasonably incurred by such Seller Party in connection with investigating or defending any such Loss; provided, however, that Buyer will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement in reliance upon and in conformity with information furnished by any Seller Party specifically for use in the preparation thereof.

                 7.15  COVENANT NOT TO COMPETE.

                          (a)  Each of Seller and Charles C. Hermanowski
("Hermanowski") jointly and severally covenants and agrees that for a period of five years after the Closing Date, neither Seller, Hermanowski, nor any of their Affiliates, will, without prior written consent of Buyer, except as provided in clause (b) of this Section 7.15, directly or indirectly, own, manage, operate, join, control, or engage or participate in the ownership, management, operation, or control of, or be connected as a shareholder, director, officer, agent, partner, joint venturer, or otherwise with, any business or organization any part of which engages in the business of owning or operating cable television systems within the State of Maine.

                          (b)  Notwithstanding clause (a) of this Section 7.15,
the ownership of a company's securities listed on national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System, which constitutes less than five percent (5%) of the outstanding voting stock thereof and does not otherwise constitute control over such company, shall not be prohibited.

                          (c)  Each of Seller and Hermanowski agrees that if
either Seller or Hermanowski or any Affiliate of either Seller or Hermanowski engages or threatens to engage in any activity that constitutes a violation of the provisions of this Section 7.15 Buyer shall have the right and remedy to have the provisions of this Section 7.15 specifically enforced to the extent permitted by law by any court having jurisdiction, it being acknowledged and agreed that any breach of this Section 7.15 would cause immediate irreparable injury to Buyer and that money damages would not provide an adequate remedy at law for any breach. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.

                          (d)  If any of the provisions or covenants contained
in this Section 7.15 are held to be unenforceable in any jurisdiction because of the duration or scope thereof, the court making such determination shall have the power to reduce the duration and/or scope of the provision or covenant, and the provision or covenant in its reduced form shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of this Section 7.15 in any other jurisdiction.

                                  ARTICLE VIII

8.      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

        The obligations of Buyer to consummate the purchase under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer, in its sole direction.

        8.1 GOVERNMENTAL OR LEGAL ACTION. No action, suit or proceeding shall be pending or threatened by any Governmental Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority that would (a) prohibit Buyer's ownership or operation of all or any portion of the Systems, the Business or the Assets or (b) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

        8.2 FINAL ORDER. The FCC shall have consented, to the extent such consent is legally required, to the transfer to Buyer of all Governmental Permits issued by the FCC with respect to the operation of the Systems in all Franchise Areas, and the time period for filing petitions for reconsideration of such consents shall have passed.

        8.3 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except insofar as any of such representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all respects on such Closing Date with respect to such date and period, and the representations and warranties of Seller contained in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except insofar as any of such representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all material respects on such Closing Date with respect to such date and period, and Seller shall have delivered to Buyer a certificate, executed by an officer of Seller, dated as of the Closing Date, certifying as to the foregoing.

        8.4 PERFORMANCE OF AGREEMENTS. Seller shall have performed in all material respects all obligations and agreements and complied or caused to be complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date , and Seller shall have delivered to Buyer a certificate, executed by an officer of Seller, dated as of the Closing Date, certifying as to the foregoing.

        8.5 SECRETARY'S CERTIFICATE. Seller shall have delivered to Buyer a certificate, executed by the Secretary of the Seller, dated as of the Closing Date, certifying that the resolutions, as attached to such certificate, were duly adopted by Seller's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect and have not been amended, modified, revoked or rescinded since their adoption to and including the Closing Date.

                 8.6 NO MATERIAL ADVERSE CHANGE. During the period from the date of this Agreement through and including the Closing Date, there shall not have occurred any material adverse change in the business, financial condition or operations of the Business, taken as a whole, other than any change arising out of matters or affecting the cable television industry (national or regional) generally, and Seller shall not have sustained any material loss or damage to the Assets or any of the Systems, whether or not insured, that materially affects the ability of Seller to conduct the Business in a manner consistent with past practice. Without limiting the foregoing, (i) Total Systems Revenue, as calculated pursuant to Section 3.3(c) for purposes of preparing and as reflected on the Preliminary Adjustments Report, shall be not less than $282,000 (ii) the total number of Homes Passed by all of the Systems shall be not less than 5,127, and (iii) the total number of Subscribers serviced by all of the Systems shall be not less than 3,153.

                 8.7      CONSENTS.   Seller shall have delivered to Buyer
evidence, in form and substance reasonably satisfactory to Buyer, that all the Required Consents have been obtained or given. Seller shall have also delivered estoppel certificates of the lessors of leasehold and subleasehold interests included in the Real Property and estoppel certificates of the Franchising Authorities in form and substance reasonably satisfactory to Buyer.

                 8.8 TRANSFER DOCUMENTS. Seller shall have delivered to Buyer customary bills of sale, deeds, assignments and other instruments of transfer sufficient to convey good and marketable title to the Assets, free and clear of all encumbrances other than Permitted Encumbrances in accordance with the terms of this Agreement.

                 8.9 OPINIONS OF SELLER'S COUNSEL. Buyer shall have received the opinion or opinions of Solove and Solove, P.A., counsel for Seller, dated the Closing Date, substantially in the form of Exhibit C.

                 8.10 OPINIONS OF SELLER'S FCC COUNSEL. Buyer shall have received the opinion or opinions of Vorys, Sater, Seymour and Pease, FCC counsel for the Seller, dated the Closing Date, substantially in the form of Exhibit D.

                 8.11 DISCHARGE OF LIENS. Seller shall have secured the termination of all Encumbrances of any nature on the Assets, other than Permitted Encumbrances. Seller shall have delivered the results of searches for tax, lien and judgment filing (including title and UCC searches, as necessary) in the Secretary of State's records of the State of Maine and in the records of each county in the State of Maine in which any of the Assets are located, which searches shall evidence that the Assets are free and clear of all Encumbrances except for Permitted Encumbrances.

        8.12 ADDITIONAL DOCUMENTS AND ACTS. Seller shall have delivered or caused to be delivered to Buyer all other documents required to be delivered pursuant to this Agreement and done or caused to be done all other acts or things reasonably requested by Buyer to evidence compliance with the conditions set forth in this Article VIII.

        8.13 CERTIFICATES. Seller shall have delivered the certificates contemplated by this Article VIII and such other certificates of Seller and others, dated as of the Closing Date, to evidence compliance with the conditions set forth in this Article VIII, as may be reasonably requested by Buyer.

        8.14 ENVIRONMENTAL SURVEY. Each environmental survey received by Buyer concerning any of the Real Property included in the Assets shall disclose no environmental conditions or circumstances that could adversely affect any Real Property, including the value thereof, or result in liability or costs if cleaned up or removed from the affected Real Property pursuant to requirements of applicable Environmental Laws.



                                   ARTICLE IX

9.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

        The obligations of Seller to consummate the sale under the Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by Seller in its sole discretion.

        9.1 GOVERNMENTAL OR LEGAL ACTIONS. No action, suit or proceeding shall be pending or threatened by any Governmental Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority that would (a) prohibit Buyer's ownership or operation of all or any material portion of the Systems, the Business or the Assets or (b) prevent or make illegal the consummation of the transactions contemplated by this Agreement.

        9.2 FCC CONSENT. The FCC shall have consented, to the extent such consent is legally required, to the transfer to Buyer of all Governmental Permits issued by the FCC with respect to the operation of the Systems in all Franchise Areas.

        9.3 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except insofar as any of such representations and warranties relate solely to a particular date or period, in which case they shall be true and correct in all respects on such Closing Date with respect to such date and period, and the representations and warranties of Buyer contained in this Agreement which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except for such changes permitted or contemplated by the terms of this Agreement and except insofar as any of such representations and warranties relate solely to a particular date and period, in which case they shall be true and correct in all material respects on such Closing Date with respect to such date and period, and Buyer shall have delivered to Seller a certificate, executed by an officer of FrontierVision Inc. ("FVI"), which is the general partner of the general partner of the general partner of Buyer, dated as of the Closing Date, certifying as to the foregoing.

                 9.4 PERFORMANCE OF AGREEMENTS. Buyer shall have performed in all material respects all obligations and agreements and complied or caused to be complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate, executed by an officer of FVI, dated as of the Closing Date, certifying as to the foregoing.

                 9.5 SECRETARY'S CERTIFICATE. Buyer shall have delivered to Seller a certificate, executed by the Secretary of FVI, dated as of the Closing Date, certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of FVI, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect and have not been amended, modified, revoked or rescinded since their adoption to and including the Closing Date.

                 9.6 OPINIONS OF BUYER'S COUNSEL. Seller shall have received the opinion or opinions of Dow, Lohnes & Albertson, counsel for the Buyer, dated the Closing Date, substantially in the form of Exhibit E.

                 9.7 PAYMENT OF PURCHASE PRICE. Buyer shall have paid to Seller the Purchase Price as set forth in Section 3.1.

                 9.8 ASSUMPTION OF LIABILITIES. Buyer shall have delivered to Seller an agreement, in form and substance reasonably satisfactory to Seller and its counsel, pursuant to which Buyer shall assume the Assumed Liabilities to be assumed by Buyer pursuant to Section 4.1.

                 9.9 ADDITIONAL DOCUMENTS AND ACTS. Buyer shall have delivered or caused to be delivered to Seller all other documents required to be delivered pursuant to this Agreement and done all other acts or things reasonably requested by Seller to evidence compliance with the conditions set forth in this Article IX.

                 9.10 CERTIFICATES. Buyer shall have delivered or caused to be delivered the certificates contemplated by this Article IX and such other certificates of Buyer, FrontierVision Inc., and others, dated as of the Closing Date, to evidence compliance with the conditions set forth in this Article IX, as may be reasonably requested by Seller.

                                   ARTICLE X

10.     TERMINATION.

        10.1 EVENTS OF TERMINATION. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the
Closing:

        (a)  by the mutual written consent of Buyer and Seller;

        (b)  by Seller, if it is not in default:

             (i) if the consummation of the transactions contemplated by this Agreement by Seller would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

             (ii) if any representation or warranty of Buyer made herein is untrue in any material respect (other than a change permitted or contemplated by this Agreement) and such breach is not cured within thirty (30) days of Buyer's receipt of a notice from Seller that such breach exists or has occurred;

             (iii) if Buyer shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within 30 days of Buyer's receipt of a notice from Seller that such default exists or has occurred; or

             (iv) if the conditions to Seller's obligations to consummate the Closing as set forth in Article IX cannot reasonably be satisfied on or before the Termination Date.

        (c)  by Buyer, if it is not in default:

             (i) if the consummation of the transactions contemplated by this Agreement by Buyer would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

             (ii) if any representation or warranty of Seller made herein is untrue in any material respect (other than due to a change permitted or contemplated by the terms of this Agreement) and such breach is not cured within thirty (30) days of Seller's receipt of a notice from Buyer that such breach exists or has occurred;

             (iii) if Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within 30 days of Seller's receipt of a notice from Buyer that such default exists or has occurred;

             (iv)    pursuant to Section 7.7(a); or

                          (v)     following a Taking as set forth in the first
sentence of Section 7.7(b).

                 (d) Unless the Closing shall have theretofore taken place, by either party after the Termination Date, provided that the terminating party is not otherwise in default or breach of this Agreement.

                 10.2 MANNER OF EXERCISE. In the event of the termination of this Agreement pursuant to Section 10.1, by either Buyer or Seller, notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Buyer or Seller.

                 10.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1 and prior to the Closing, all obligations of the parties hereunder shall terminate, except for the respective obligations of the parties under Section 3.1(b); provided, however, that no termination of this Agreement shall (a) except as set forth in Section 10.4, relieve a defaulting or breaching party from any liability to the other party hereto for or in respect of such default or (b) result in the rescission of any transaction theretofore consummated hereunder. Upon termination of this Agreement, except as provided in Section 10.4, Buyer shall be entitled to the Escrow Deposit together with the interest and earnings thereon and Buyer and Seller shall instruct the Escrow Agent to pay the Escrow Deposit and such interest and earnings to Buyer.

                 10.4 LIQUIDATED DAMAGES. In the event of the termination of this Agreement by Seller prior to the Closing as a result of the breach by Buyer of its obligations under this Agreement, and if Seller is not in breach of any of its obligations under this Agreement, Seller shall receive as liquidated damages, for the breach by Buyer and as full settlement of any damages of any nature or kind that Seller may suffer or allege to have suffered as a result of any such breach by Buyer, and not as a penalty, the Escrow Deposit (together with all interest earned thereon). In the event Seller is entitled to receive the Escrow Deposit as liquidated damages as set forth in this Section 10.4, Buyer shall promptly (but in no event more than five Business Days after receipt of such notice) take all action required under the Escrow Agreement to cause the Escrow Deposit (together with all interest earned thereon) to be released to Seller, and Seller shall be precluded from exercising any other right or remedy available under this Agreement or applicable law. Seller and Buyer agree that actual damages would be difficult to ascertain and that the amount of the payment to be made to Seller pursuant to this Section 10.4 is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's breach of this Agreement.

                 10.5. ATTORNEY'S FEES. In any action or proceeding brought by a party to the Agreement to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred, including reasonable attorney's fees, in connection with that action or proceeding, through and including all appellate proceedings.

        10.6 JURISDICTION AND VENUE. In the event that any action or proceeding is brought by a party to this Agreement to enforce any provisions hereof, both the Buyer and Seller each hereby submit to personal jurisdiction in the appropriate court within the State of Florida and consent to venue of such action in Dade County, Florida.



                                   ARTICLE XI

11.     NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENT.

        11.1 NATURE OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Neither party will be deemed to have made any representation, warranty, covenant or agreement except as set forth in this Agreement and in the documents and instruments delivered pursuant to this Agreement. Without limiting the generality of the foregoing, neither party will be liable or bound in any manner by any expressed or implied representation, warranty, covenant or agreement that is made by any employee, agent or other Person representing or purporting to represent such party.

        11.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Buyer in the Agreement and in the documents and instruments to be delivered by Seller and Buyer pursuant to this Agreement shall survive the Closing. Except as the parties may agree in writing from time to time prior to Closing, (i) any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained in this Agreement, and (ii) no notice or information delivered by either party shall affect the other party's right to rely on any representation, warranty, covenant or agreement made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties or failure to perform any of its covenants or agreements.

        11.3 TIME LIMITATIONS. If the Closing occurs, Seller shall have no liability to Buyer with respect to any representation or warranty or any covenant, agreement or obligation of Seller to the extent required to be performed or complied with prior to the Closing Date, unless on or before the date which is six (6) months after the Closing Date Seller is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. If the closing occurs, Buyer shall have no liability to Seller with respect to any representation or warranty or any covenant, agreement or obligation of Buyer to the extent required to be performed or complied with prior to the Closing Date, unless on or before the date which is six (6) months after the Closing Date Buyer is given notice of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. A claim with respect to any covenants to be performed or complied with by Buyer or Seller after the Closing Date may be asserted at any time.

        11.4 LIMITATIONS AS TO AMOUNT. (a) If the Closing occurs, Seller shall have no liability (for indemnification or otherwise) with respect to any failure or breach of any representation or warranty or any covenant, agreement or obligation to the extent required to be performed on or prior to the Closing Date until the total of all damages with respect to such failure or breach exceeds $50,000, but then for the entire amount of such damages, including those not in excess of $50,000.

        (b) If the Closing occurs, Buyer shall have no liability (for indemnification or otherwise) with respect to any failure or breach of any representation or warranty or any covenant, agreement, or obligation to the extent required to be performed on or before the Closing Date until the total of all damages with respect to such failure or breach exceeds $50,000 but then for the entire amount of such damages, including those not in excess of $50,000.



                                  ARTICLE XII

12.     INDEMNIFICATION.

        12.1 RIGHTS TO INDEMNIFICATION. After the Closing, subject to the limitations set forth in Sections 11.3 and 11.4, Seller agrees to indemnify and hold harmless Buyer against any loss, liability, claim (including claims of third parties and of the parties hereto against each other), damage or expense (including, but not limited to, reasonable attorney's fees and disbursements) arising from (a) any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any person purporting to act on behalf of Seller, (b) any claim that Buyer is liable for the Excluded Liabilities, (c) Seller's failure or breach of any representation, warranty, covenant, agreement or obligation made or required to be performed by Seller under this Agreement or in any instrument or other agreement delivered pursuant to this Agreement, (d) the operation or ownership of the Systems prior to the Closing, including any liabilities arising under the Franchises and other Governmental Permits and Seller Contracts that relate to events occurring prior to the Closing, or (e) to the extent that Buyer is entitled to indemnification from Seller pursuant to this Section 12.1 (before giving effect to the limitations in Sections 11.3 and 11.4) with respect to any action, suit, proceeding, claim, demand, assessment or judgment, any reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to such action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this
indemnity with respect thereto.   After the Closing, subject to the limitations
set forth in Sections 11.3 and 11.4, Buyer agrees to indemnify and hold harmless Seller against any loss, liability, claim (including, but not limited to, reasonable attorney's fees and disbursements) arising from (a) any claim for brokerage or agent's or finder's commissions or compensation in respect of the transactions contemplated by this Agreement by any Person purporting to act on behalf of Buyer, (b) the failure to perform the obligations of the Assumed Liabilities, (c) Buyer's failure or breach of any representation, warranty, covenant, agreement or obligation made or required to be performed by Buyer under this Agreement, or (d) the operation or ownership of the Systems after the Closing, including any liabilities arising under the Franchises and other Governmental Permits and Seller Contracts that were assigned to Buyer at Closing and that relate to events occurring after the Closing.

                 12.2 PROCEDURE FOR INDEMNIFICATION. Promptly after receipt by an indemnified party under Section 12.1 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof but the failure to notify the indemnifying parties shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party acknowledging its potential liability to the indemnified party and electing to assume the defense of such action, the indemnifying party shall not be liable to such indemnified party for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such actions,
(a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party, and (iii) the settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of an unconditional release from all liability in respect of the third party claim, and (b) the indemnified party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to an indemnifying party of the commencement of any action and it does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party acknowledging its potential liability to the indemnified party and electing to assume the defense of such action, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may adversely affect it or its Affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

                 12.3 INDEMNITY ESCROW. On the Closing Date, Buyer, Seller, and the Escrow Agent shall execute the Indemnity Escrow Agreement in accordance with which, on the Closing Date, pursuant to Section 3.1, Buyer shall deposit the Indemnity Escrow Amount with the Escrow Agent, which shall be held by the Escrow Agent in accordance with the terms of the Indemnity Escrow Agreement





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
for a period of six (6) months and ten (10) days in order to provide a fund for the payment of any claims for which Buyer may be entitled to indemnification as provided in this Article 12. Buyer and Seller acknowledge that if Buyer's claims for indemnification exceed the amount deposited together with any earnings thereon, Seller and its successors and assigns shall remain liable for such excess.





                                  ARTICLE XIII
13.     MISCELLANEOUS.

        13.1 PARTIES OBLIGATED AND BENEFITTED. This Agreement shall be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective permitted assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, provided that Buyer may assign its rights under this Agreement to an Affiliate of Buyer without the prior written consent of Seller.

        13.2 PRESS RELEASES. Except as required by applicable law based on the advice of independent counsel, neither party shall make any public announcement, press release or any other filing with any other regulatory agency with respect to the transactions contemplated by this Agreement, without the prior written approval of the other party.

        13.3 NOTICES. All notices, consents, approvals, demands, requests and other communications required or desired to be given hereunder must be given in writing, shall refer to this Agreement, and shall be sent by registered or certified mail, return receipt requested, by hand delivery, by facsimile or by overnight courier service, addressed to the parties hereto at their addresses set forth below, or such other addresses as they may designate by like notice:


                 To Seller:


                          AMERICABLE INTERNATIONAL MAINE, INC.
                          5845 Collins Avenue
                          Unit 405-406
                          Miami Beach, Florida  33140
                          Attention:  Charles C. Hermanowski
                          Facsimile No.: (305)-252-9097

                 With Copy to:

                          SOLOVE & SOLOVE, P.A.
                          9500 S. Dadeland Blvd., Suite 450
                          Miami, Florida  33156
                          Attention:  Robert A. Solove, Esq.
                          Facsimile No.: (305)-670-0599


                 To Buyer at:

                          FRONTIERVISION OPERATING PARTNERS, L.P.
                          1777 South Harrison Street, Suite P-200
                          Denver, Colorado 80210
                          Attention:  James C. Vaughn, President
                          Facsimile No.: (313) 757-6105


                 With Copy to:

                          DOW, LOHNES & ALBERTSON
                          1200 New Hampshire Avenue, N.W.
                          Suite 800
                          Washington, D.C.  20036
                          Attention:  David D. Wild, Esq.
                          Facsimile No.: (202) 776-2222

                 Any notice from a party hereto may be given by such party's respective attorneys. Any notice or other communications made hereunder shall be deemed to have been given when received.

                 13.4 WAIVER. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

                 13.5 CAPTIONS. The Article and Section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

                 13.6 CHOICE OF LAW. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.





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
                 13.7 TERMS. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

                 13.8     RIGHTS CUMULATIVE.    Except as set forth in Section
10.4, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

                 13.9 FURTHER ACTIONS. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

                 13.10 TIME. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

                 13.11 SPECIFIC PERFORMANCE. The parties agree that irreparable damages would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

                 13.12 SCHEDULES. Any disclosure made on a Schedule to this Agreement will be deemed included on any other Schedule to which such disclosure may be pertinent.

                 13.13 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together shall constitute one and the same instrument.

                 13.14 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

                 IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.


                      SELLER:  AMERICABLE INTERNATIONAL MAINE, INC.

                      By: /s/ CHARLES C. HERMANOSKI
                         -------------------------------------------

                               Title: V.P.
                                     -------------------------------

                      Attest: /s/ RICK HENSLEY
                             ---------------------------------------

                               Title: Secretary
                                     -------------------------------


                          In consideration of the benefits to be received by
Seller pursuant to this Agreement and in connection with the transactions contemplated hereby, Charles C. Hermanowski agrees to be bound by Section 7.15.

                          HERMANOWSKI:
                          /s/ CHARLES C. HERMANOWSKI
                          ------------------------------------------
                          Charles C. Hermanowski


                           BUYER:  FRONTIERVISION OPERATING PARTNERS, L.P.

                           By:      FrontierVision Partners, L.P., its general
                                    partner

                           By:      FVP GP, L.P., its general partner

                           By:      FrontierVision Inc., its general partner


                           BY: /s/ James C. Vaughn
                              -------------------------------------------

                                    Title: President & C.E.O.
                                          -------------------------------

                           Attest: /s/ [illegible]
                                  ---------------------------------------

                                    Title: Executive Assistant
                                          -------------------------------





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